EXHIBIT 10.53

This LOAN AND SECURITY AGREEMENT dated as of the Effective Date between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and Occam Networks, Inc. (“Borrower”), whose address is 77 Robin Hill Road, Santa Barbara, California 93117, provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

Accounting terms not determined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2.	LOAN AND TERMS OF PAYMENT

2.1	Promise to Pay.

Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1	Revolving Advances.

(a) Bank will make advances hereunder (referred to herein as the “Revolving Advances”) not exceeding the lesser of the Committed Revolving Line or the Borrowing Base. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

(b) To obtain a Revolving Advance, Borrower must notify Bank by facsimile or telephone by 12:00 p.m. Pacific time on the Business Day the Revolving Advance is proposed to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form, in the form attached hereto as Exhibit B. Bank will credit Revolving Advances to Borrower’s deposit account. Bank may make Revolving Advances under this Agreement based on instructions from a Responsible Officer or such Person’s designee or without instructions if any such Revolving Advances are necessary to meet Obligations which have become due. Bank may rely on any telephonic notice given by a person whom Bank believes is a Responsible Officer or such Person’s designee, and Borrower hereby indemnifies Bank for any loss Bank suffers due to any such reliance.

(c) The Committed Revolving Line terminates on the Revolving Maturity Date, when all Revolving Advances and related Obligations (excluding however all Equipment Advances, interest thereon and fees and expenses relating to the Equipment Advances) are immediately payable.

(d) Bank’s obligation to lend the undisbursed portion of the Obligations will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

2.1.2	Equipment Advances.

(a) Through March 31, 2004 (the “Equipment Availability End Date”), Bank will make advances (“Equipment Advance” and, collectively, “Equipment Advances”) not exceeding the Committed Equipment Line.

(b) No Equipment Advance may be based on or relate to items of equipment and related property purchased more than 30 days prior to the making of such Equipment Advance, other than for the first Equipment Advance hereunder (as long as such Equipment Advance is made substantially concurrently herewith), for which such period may be extended back to purchases of eligible items or invoices dated extending back to the period commencing on December 31, 2002 through the date of any such Equipment Advance.

(c) The amount of a New Equipment Advance may not exceed 100% of the equipment invoices for such Eligible Equipment, excluding taxes, shipping, warranty charges, freight discounts and installation expense.

(d) Not more than 20% of the original amount of all outstanding Equipment Advances from time to time may be based on or relate to Other Equipment. There shall be no more than one Equipment Advance per month and the minimum amount thereof shall be $50,000.

(e) Interest accrues from the date of each Equipment Advance at the rate in Section 2.3(b) and shall be payable on the first day of the month following the making of such Equipment Advance and continuing until such Equipment Advance has been repaid in full. With respect to principal repayment of Equipment Advances, all Equipment Advances made in a calendar quarter shall be aggregated together and such aggregated amount shall be payable in thirty-six (36) equal monthly installments of principal beginning on the first day of the month following the end of such quarter and continuing on the first day of each of the succeeding thirty-five months thereafter (such final installment payment date for such aggregated amount of Equipment Advances being referred to herein as the “Equipment Maturity Date” relating to such aggregated amount), with the understanding that on each Equipment Maturity Date the related Equipment Advance and all related Obligations shall be repaid in full. Equipment Advances when repaid may not be reborrowed.

(f) To obtain an Equipment Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 12:00 p.m. Pacific time one (1) Business Day before the day on which the Equipment Advance is to be made. The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee and include a copy of the invoice for the Equipment being financed.

2.2	Overadvances.

If Borrower’s Obligations under any of Sections 2.1.1 or 2.1.2 exceed the applicable borrowing limitations set forth therein, then Borrower must immediately pay Bank the excess.

2.3	Interest Rate, Payments.

(a) Interest Rate—Revolving Advances. (i) Revolving Advances accrue interest on the outstanding principal balance at a per annum rate of three-quarters of one percentage point (.75%) above the Prime Rate, provided that such aggregate rate shall not be deemed to be less than 5.00% per annum. After an Event of Default, Obligations accrue interest at five (5) percentage points above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

(b) Interest Rate—Equipment Advances. Equipment Advances accrue interest on the outstanding principal balance at a per annum rate of one percentage point (1.00%) above the Prime Rate, provided that such aggregate rate shall not be deemed to be less than 5.25% per annum. After an Event of Default, Obligations accrue interest at five (5) percentage points above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

(c) Payments. Interest due on the Committed Revolving Line is payable on the 25th day of each month. Interest due on the Equipment Advance is payable on the 1st of each month. Bank may debit any of Borrower’s deposit accounts including Account Number                      for principal and interest payments owing or any amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower’s accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4	Fees.

(a) Deposit; Facility Fee. Borrower has paid to Bank a deposit of $10,000 in connection herewith which shall be applied, upon the closing of this Agreement, to the bank fee due and owing in connection herewith of the same amount, which fee is in addition to interest and to all other amounts payable hereunder and which shall not be refundable.

(b) Bank Expenses. Borrower shall pay to the Bank all Bank Expenses (including reasonable attorneys’ fees and expenses) incurred through and after the Closing Date when due.

(c) Unused Line Fee. Borrower shall pay to Bank the Unused Line Fee (as defined below) amount, in addition to all interest and other fees payable hereunder. The “Unused Line Fee” shall be .50% per annum multiplied by an amount equal to the Committed Revolving Line minus the average daily balance of the outstanding Revolving Advances, and shall be computed and paid quarterly, in arrears, on the last day of March, June, September and December, commencing on June 30, 2003, during the term of this Agreement with respect ot the Committed Revolving Line,provided that to extent that this Agreement is terminated prior to a particular quarter end date (and also with respect to the first payment due on June 30, 2003), then Borrower shall pay the Unused Line Fee, as of any such date, on a proportional basis with respect to the number of days since the prior payment of such fee (or since the date of this Agreement in the event of the first such payment) divided by ninety multiplied by the fee that would otherwise be payable for the entire duration of such quarter assuming the applicable daily average balance would be applicable for the entire quarter period in question.

3.	CONDITIONS OF LOANS

3.1	Conditions Precedent to Initial Credit Extension.

Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that it receive the agreements, documents and fees it requires.

3.2	Conditions Precedent to all Credit Extensions.

Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) timely receipt of any Payment/Advance Form; and

(b) the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension, except that any representations and warranties made expressly as of specified earlier date pursuant to the terms and provisions of the representations and warranties themselves shall remain true and correct as of such earlier date unless such representations and warranties are deemed to be made as of a later date pursuant to the terms hereof. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true, except that any representations and warranties made expressly as of specified earlier date pursuant to the terms and provisions of the representations and warranties themselves shall remain true and correct as of such earlier date unless such representations and warranties are deemed to be made as of a later date pursuant to the terms hereof.

4.	CREATION OF SECURITY INTEREST

4.1	Grant of Security Interest.

Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations. With respect to the specific items listed in clause (c) of Permitted Liens, Bank agrees to enter into estoppel letter agreements in favor of holder of such Liens in order to subordinate the Lien of the Bank in such specific items and only such specific items.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1	Due Organization and Authorization.

Each of Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2	Collateral.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. All Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

5.3	Litigation.

Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4	No Material Adverse Change in Financial Statements.

All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5	Solvency.

The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6	Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed or obtained appropriate extensions for filing, all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7	Subsidiaries.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8	Full Disclosure.

No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, with it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6.	AFFIRMATIVE COVENANTS

Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1	Government Compliance.

Borrower will maintain its legal existence and good standing and the legal existence and good standing of all Subsidiaries’ in the applicable jurisdiction of formation and maintain qualification in each applicable jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which such party is subject to the extent that noncompliance therewith could have a material adverse effect on Borrower’s business or operations or could reasonably be expected to cause a Material Adverse Change.

6.2	Financial Statements, Reports, Certificates.

(a) Borrower will deliver to Bank: (i) as soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than 120 days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than a qualification relating to going concern status of the Borrower) on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more; (iv) budgets, sales projections, operating plans or other financial information Bank reasonably requests; (v) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property and (vi) within 5 days of filing, copies of all statements, reports and notices and all reports, including Form 10-K and10-Q filed with the Securities and Exchange Commission. (b) Within 15 days after the last day of each month, Borrower will deliver to Bank a detailed aged listing of accounts receivable and accounts payable of Borrower, in form acceptable to Bank.

(b) Within 15 days after the last day of each month, Borrower will deliver to Bank a borrowing base certificate signed by a Responsible Officer in the form of Exhibit C.

(c) Within 30 days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

(d) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits will be conducted no more often than every 6 months unless an Event of Default has occurred and is continuing.

(e) Borrower will supply to Bank annual financial projections (including regarding income statement, balance sheet and cash flow projections) for each fiscal year no later than 30 days from the end of each prior fiscal year.

6.3	Inventory; Returns.

Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at execution of this Agreement. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than $200,000.

6.4	Taxes.

Borrower will make, and cause each Subsidiary to make, timely payment, or timely request extensions for payment, of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5	Insurance.

Borrower will keep its business and the Collateral insured for risks and in amounts standard for Borrower’s industry, and as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion. All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank’s option, be payable to Bank on account of the Obligations.

6.6	Accounts.

Borrower will maintain its primary operating account relationship with Bank, and, in addition, shall also maintain at Bank at least 85% of all of Borrower’s cash banking and investment account balances at any and all financial institutions, with the foregoing covenant to be satisfied as of the Effective Date hereof, provided, however, under the Identified Account Conditions (as defined below) only, Borrower’s non-compliance with the above aggregate 85% requirement shall not constitute an Event of Default hereunder.

With respect to all such other deposit and investment accounts, Borrower shall cause the institutions in which such accounts are maintained to enter into account control agreements in favor of Bank that are in form acceptable to Bank.

As used herein the term “Identified Account Conditions” shall mean the following on a collective basis: (1) Borrower has only made transfers or Investments of cash or other property to its Affiliates or for the direct or indirect benefit of its Affiliates or otherwise for Borrower’s direct or indirect benefit to locations outside of the United States when the 85% deposit requirement has been completely and fully satisfied both before and after giving effect thereto; (2) no other cash or investment account balances reside in other banks or institutions in the United States; and (3) Borrower and/or its Affiliates are restricted or prohibited in their ability to transfer cash or investment account balances from foreign sources to the United States.

6.7	Financial Covenants.

(A) Quick Ratio. Borrower will maintain as of the last day of each month a ratio of Quick Assets to Current Liabilities of at least 1.25 to 1.00.

(B) Minimum Cash. Borrower shall maintain minimum balances of unrestricted cash and cash equivalents (other than for the lien of Bank hereunder) at Bank of at least $750,000 at all times during the effectiveness of this Agreement.

(C) Tangible Net Worth. Borrower will maintain a Tangible Net Worth of at least $6,500,000 at all times.

6.8	Intellectual Property Rights.

Borrower promptly will identify to Bank in writing any Mask Works or Copyrights that generate Accounts from the sale or licensing thereof or that are otherwise material to the business of Borrower (in each case, other than Mask Works or Copyrights under development) (individually, a “Material Copyright” and, collectively, the “Material Copyrights”) and, in each case, indicate whether such Material Copyright is registered (or is the subject of any application for registration) with the United States Copyright Office. Borrower will not register with the United States Copyright Office (or apply for such registration of) any of Borrower’s Mask Works or Copyrights, unless Borrower has provided Bank not less than 30 days prior written notice of the commencement of such registration/application and Borrower has executed and delivered to Bank such additional security agreement(s) and other documentation (in form and substance reasonably satisfactory to Bank) which Bank in its good faith business judgment deems necessary for filing with respect to such additional registered Mask Work or Copyright.

Borrower will promptly notify Bank upon Borrower’s filing of any application or registration of any patent or trademark rights with the United States Patent and Trademark Office and Borrower will execute and deliver any and all instruments and documents as Bank may reasonably require to evidence or perfect Bank’s security interest in such application or registration. In general quarterly reports to the Bank regarding Intellectual Property assets will be acceptable to Bank unless Borrower undertakes the registration of any Material Copyright and, in such circumstance, Borrower shall provide written notification to Bank as indicated in the preceding paragraph.

Borrower will (i) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Bank in writing of material infringements and (ii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.9	Further Assurances.

Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS

Borrower will not do any of the following without Bank’s prior written consent, which will not be unreasonably withheld, for so long as Bank has an obligation to lend or there are any outstanding Obligations:

7.1	Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) of worn-out or obsolete Equipment.

7.2	Changes in Business, Ownership, Management or Business Locations.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its management or its ownership of greater than 25% (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies the venture capital investors prior to the closing of the investment). Borrower will not, without at least 30 days prior written notice, relocate its chief executive office or add any new offices or business locations in which Borrower maintains or stores over $50,000 in Borrower’s assets or property.

7.3	Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where: (i) no Default or Event of Default has occurred and is continuing or would result from such action during the term of this Agreement; (ii) such transaction would not result in a decrease of more than 25% of Tangible Net Worth; and (iii) upon the acquisition of any other Person as otherwise permitted pursuant to the terms of this Section, such Person become an appropriate obligor relating to the Obligations hereunder, as the Bank may determine, and shall execute such agreements, documents and instruments as are reasonably necessary or appropriate, as the Bank may determine, in order to evidence such debt obligations and to establish a first priority security interest in the personal property assets of such Person in favor of Bank, subject to Permitted Liens. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower as long as no Default or Event of Default is occurring prior thereto or arises thereafter.

7.4	Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5	Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit the first priority lien status of Bank regarding the Collateral to change, subject only to Permitted Liens as may be applicable.

7.6	Distributions; Investments.

Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments or as specifically permitted by Section 7.3 hereof, or permit any of its Subsidiaries to do so. Pay any dividends (other than dividends payable solely in stock of the Borrower) or make any distribution or payment or redeem, retire or purchase any capital stock except for (i) repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases and with an aggregate applicable amount relating thereto of $100,000 in any fiscal year of the Borrower; and (ii) the conversion by Borrower of any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefor, and payments in cash for any fractional shares of such convertible securities, provided that the terms of any such other securities do not contain any mandatory redemption provision.

7.7	Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person.

7.8	Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent, unless such provision does not relate to or otherwise affect the interest rate, required payment amounts, dates of required payments, the aggregate amount of debt outstanding, the maturity of the debt outstanding, or any other provision that the adverse to the Bank’s interest vis a vis the ability of the Borrower to perform the Obligations hereunder or otherwise materially adverse to the Bank vis a vis the Borrower.

7.9	Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.	EVENTS OF DEFAULT

Any one of the following is an “Event of Default” hereunder: ;

8.1	Payment Default.

If Borrower fails to pa y any of the Obligations within 3 Business Days after their due date. During such additional 3 Business Day period the failure to cure such payment default is not an Event of Default hereunder (but no Credit Extension will be made during the cure period);

8.2	Covenant Default.

(a) If Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7; or

(b) If Borrower does not perform or observe any other material term, condition or covenant in this Agreement (other than as set forth in Section 8.1 or 8.2(a)), any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 days or cannot be cured after Borrower’s attempts within 10 day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than 30 days) to attempt to cure the default. During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.3	Material Adverse Change.

If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations or (iii) is a material impairment of the value or priority of Bank’s security interests in the Collateral (any of the foregoing is referred to herein as a “Material Adverse Change”).

8.4	Attachment.

If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid or released in full within 10 days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5	Insolvency.

If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6	Other Agreements.

If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $250,000 or that could cause a Material Adverse Change;

8.7	Judgments.

If a money judgment(s) in the aggregate of at least $250,000 is rendered against Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8	Misrepresentations.

If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

9.	BANK’S RIGHTS AND REMEDIES

9.1	Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g) Dispose of the Collateral according to the Code.

9.2	Power of Attorney.

Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3	Accounts Collection.

When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4	Bank Expenses.

If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5	Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6	Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7	Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.	NOTICES

All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Los Angeles County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.	GENERAL PROVISIONS

12.1	Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

12.2	Indemnification.

Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents, except for obligations, demands, claims, and liabilities caused by Bank’s gross negligence or willful misconduct; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses (including Bank Expenses) caused by Bank’s gross negligence or willful misconduct.

12.3	Time of Essence.

Time is of the essence for the performance of all obligations in this Agreement.

12.4	Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5	Amendments in Writing, Integration.

All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6	Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7	Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8	Confidentiality.

In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9	Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.	DEFINITIONS

13.1	Definitions.

In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Bank Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Borrowing Base” is up to 80% of Eligible Accounts as determined and confirmed by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Closing Date” is the date of this Agreement.

“Code” is the California Uniform Commercial Code, as amended from time to time.

“Collateral” is the property described on Exhibit A.

“Committed Equipment Line” is a Credit Extension of up to $500,000.

“Committed Revolving Line” is an aggregate amount of up to $2,500,000.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Credit Extension” is each Revolving Advance, Equipment Advance and each other extension of credit or other credit accommodation by Bank for Borrower’s benefit.

“Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities which matures within one

(1) year from any date of determination, including the current portion of any long term debt.

“Default” shall mean any event or occurrence which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Effective Date” is the date Bank executes this Agreement.

“Eligible Accounts” are Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in this Agreement; but Bank may change eligibility standards by giving Borrower notice. Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

(a) Accounts that the account debtor has not paid within 90 days of invoice date;

(b) Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

(c) Credit balances over 90 days from invoice date;

(d) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage, unless the Bank approves in writing;

(e) Accounts for which the account debtor does not have its principal place of business in the United States;

(f) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality;

(g) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(i) Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

(j) Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(k) Accounts owing from an Account Debtor as to whom Borrower has recognized or can recognize deferred revenue, and

(l) Accounts for which Bank reasonably determines collection to be doubtful.

“Eligible Equipment” is new or used computer equipment, manufacturing equipment, test equipment, and office equipment, and Other Equipment, subject to (1) the limitations set forth below in the definition of Other Equipment and (2) provided that any and all of such items comply with all of Borrower’s representations, warranties and covenants in favor of the Bank and which are acceptable to Bank in all respects.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equipment Advance” is defined in Section 2.1.2 hereof.

“Equipment Availability End Date” is defined in Section 2.1.2 hereof.

“Equipment Maturity Date” is defined in Section 2.1.2 hereof.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“GAAP” is generally accepted accounting principles.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is:

(a) Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

(c) All design rights which may be available to Borrower now or later created, acquired or held;

(d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above; and

All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties or third party suretyship obligations in favor of Bank executed by Borrower or other Persons, as applicable, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” is defined in Section 8.3.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the foregoing shall include, without limitation, all Revolving Advances, obligations relating to the Letters of Credit, all Equipment Advances and all Prior Equipment Advances.

“Other Equipment” shall mean furnishings, demo or placement units (which may include sales tax, freight and installation) and other items of equipment and related personal property purchased by Borrower with other soft costs, software licenses and tenant improvements, in each case as the Bank determines to be acceptable in its discretion.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and shown on the Schedule;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business; and

(e) Indebtedness secured by Permitted Liens.

(f) Subordinated Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to Borrower or to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(g) Indebtedness relating to letters of credit issued for the benefit of any landlord or other Person to secure rental payments on any real estate lease of Borrower entered into in the ordinary course of business of Borrower; and

(h) other unsecured Indebtedness of Borrower or any Subsidiary incurred in the ordinary course of business in an aggregate amount not to exceed $500,000 at any time.

“Permitted Investments” are:

(a) Investments shown on the Schedule and existing on the Closing Date; and

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue;

(c) Investments of Subsidiaries in or to wholly-owned Subsidiaries of Borrower and Investments by Borrower in or to its wholly-owned Subsidiaries, provided that Investments by Borrower or any Subsidiary in foreign Subsidiaries shall be limited to Investments in the ordinary course of business in an amount not in excess of the amounts needed to fund operations of such Subsidiaries in the ordinary course of business and consistent with past practices and in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no cash

Investments shall be made while a Default or an Event of Default is then occurring or would otherwise arise upon the making thereof;

(d) Investments consisting of (i) travel advances, (ii) employee relocation loans and other employee loans and advances in the ordinary course of business, in a total amount at any time outstanding under this clause (ii) not to exceed $50,000;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (f) shall not apply to Investments of Borrower in any Subsidiary;

(g) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed Fifty Thousand Dollars ($50,000) in the aggregate in any fiscal year; and

(h) Investments pursuant to the Investment Policy Guidelines of the Borrower previously provided by Borrower to Bank; and

“Permitted Liens” are:

(a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d) Non-exclusive licenses or non-exclusive sublicenses granted in the ordinary course of Borrower’s business;

(e) Leases or subleases entered into in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(f) carriers’, warehousemen’s, mechanics’, materialmen’s or other like Liens arising in the ordinary course of business which are not overdue or which are being contested in good faith and by appropriate proceedings which suspend the collection thereof (provided, however, that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any item of Collateral and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(g) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business;

(h) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money and in any event not exceeding $50,000 in an aggregate amount at any time outstanding;

(i) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(j) Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(l) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Quick Assets” is, on any date, the Borrower’s consolidated, unrestricted cash, cash equivalents held at or through Bank or Bank’s Affiliates and the aggregate amount of Eligible Accounts.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer, the Vice President of Finance and the Controller of the Borrower.

“Revolving Advance” or “Revolving Advances” is a loan advance (or advances) under the Committed Revolving Line as defined in Section 2.1.1 hereof.

“Revolving Maturity Date” is June 16, 2004.

“Schedule” is any attached schedule of exceptions.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, without duplication, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

“Trademarks” are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

BORROWER: OCCAM NETWORKS, INC.

By:	/s/ Lee Hilbert
Title:	Vice President, Finance

BANK: SILICON VALLEY BANK

By:	/s/ Paul Gibson
Title:	V.P.

Effective Date:  6/16/03

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to all of Borrower’s personal property, including without limitation the following:

All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter-of-credit rights, commercial tort claims, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower’s Books relating to the foregoing; and

All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

EXHIBIT B

Loan Payment/Advance Request Form

DEADLINE FOR SAME DAY PROCESSING IS 12:00 P.S.T.

FAX TO:	DATE:

•	LOAN PAYMENT:

From Account #	To Account #
(Deposit Account #)	(Loan Account #)
Principal $ and/or Interest $

All Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects to on the date of the telephone transfer request for and advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of the date:

Authorized Signature:	Phone Number:

•	LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)
Amount of Advance $

All Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects to on the date of the telephone transfer request for and advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of the date:

Authorized Signature:	Phone Number:

•	OUTGOING WIRE REQUEST

Complete only if all or a portion of funds from the loan advance above are to be wired.

Deadline for same day processing is 12:00pm, P.S.T.

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and Sate:

Beneficiary Bank Transit (ABA) #:                                         Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:
Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (If Required):
Print Name/Title:	Print Name/Title:
Telephone #	Telephone #

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower: Occam Networks, Inc.	Bank:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054
Commitment Amount: $2,500,000

ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of		$
2. Additions (please explain on reverse) $
3.	TOTAL ACCOUNTS RECEIVABLE $

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)

4.	Amounts over 90 days due $
5.	Balance of 50% over 90 day accounts $
6.	Credit balances over 90 days $
7.	Concentration Limits $
8.	Foreign Accounts $
9.	Governmental Accounts $
10.	Contra Accounts $
11.	Promotion or Demo Accounts $
12.	Intercompany/Employee Accounts $
13.	Other (please explain on reverse) $
14.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS $
15.	Eligible Accounts (#3 minus #14) $
16.	LOAN VALUE OF ACCOUNTS (80% of #15) $

BALANCES

17.	Maximum Loan Amount $
18.	Total Funds Available [Lesser of #17 or #16] $
19.	Present balance owing on Line of Credit $
20.	Outstanding under Sublimits (LC) $
21.	RESERVE POSITION (#18 minus #19 and #20) $

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

Exhibit C

BANK USE ONLY

Rec'd By:
Auth. Signer
Date:
Verified:
Auth. Signer
Date:

COMMENTS:
By:
Title:

Exhibit C

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

FROM:	OCCAM NETWORKS, INC.

The undersigned authorized officer of OCCAM NETWORKS, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined on an ongoing basis and not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements + CC		Monthly within 30 days	Yes	No
Annual (Audited)		FYE within 120 days	Yes	No
A/R, A/P Agings		Monthly within 15 days	Yes	No
Borrowing Base Certificate		Monthly within 15 days	Yes	No
Annual Projections		Within 30 days prior to each year	Yes	No

Financial Covenant	Required	Actual	Complies
Maintain on a Monthly Basis:
Minimum Quick Ratio	1.25:1.00	_________:1.00	Yes	No
Minimum Cash (maintain at all times)	$750K	_________	Yes	No
Minimum TNW	$6,500,000	_________	Yes	No

Have there been updates to Borrower’s intellectual property, if appropriate?    Yes / No

BANK USE ONLY

Received by:

AUTHORIZED SIGNER

Date:

Verified:

AUTHORIZED SIGNER

Date:

Compliance Status:                Yes        No

Comments Regarding Exceptions: See Attached.

Sincerely,

OCCAM NETWORKS, INC.

SIGNATURE

TITLE

DATE

Schedule to Loan and Security Agreement

The exact correct corporate name of Borrower is (attach a copy of the formation documents, e.g., articles, partnership agreement):Occam Networks, Inc.

Borrower’s State of formation: Delaware

Borrower has operated under only the following other names (if none, so state): See Representations and Warranties of Borrower dated April 2, 2003

All other address at which the Borrower does business are as follows (attach additional sheets if necessary and include all warehouse addresses): See Representations and Warranties of Borrower dated April 2, 2003

Borrower has deposit accounts and/or investment accounts located only at the following institutions: See Representations and Warranties of Borrower dated April 2, 2003

List Acct. Numbers: See Representations and Warranties of Borrower dated April 2, 2003

Liens existing on the Closing Date and disclosed to and accepted by Bank in writing:

________________________________________

Investments existing on the Closing Date and disclosed to and accepted by Bank in writing:

_________________________________________

Subordinated Debt:

Indebtedness on the Closing Date and disclosed to and consented to by Bank in writing:

_________________________________________

The following is a list of the Borrower’s copyrights (including copyrights of software) which are registered with the United States Copyright Office. (Please include name of the copyright and registration number and attach a copy of the registration): See Representations and Warranties of Borrower dated April 2, 2003

The following is a list of all software which the Borrower sells, distributes or licenses to others, which is not registered with the United States Copyright Office. (Please include versions which are not registered: See Representations and Warranties of Borrower dated April 2, 2003

The following is a list of all of the Borrower’s patents which are registered with the United States Patent Office. (Please include name of the patent and registration number and attach a copy of the registration.): See Representations and Warranties of Borrower dated April 2, 2003

The following is a list of all of the Borrower’s patents which are pending with the United States Patent Office. (Please include name of the patent and a copy of the application.): See Representations and Warranties of Borrower dated April 2, 2003

The following is a list of all of the Borrower’s registered trademarks. (Please include name of the trademark and a copy of the registration.): See Representations and Warranties of Borrower dated April 2, 2003

Borrower is not subject to litigation which would have a material adverse effect on the Borrower’s financial condition, except the following (attach additional comments, if needed):

Tax ID Number:

Organizational Number, if any: